AMENDMENT TO AMENDED AND RESTATED
                ADMINISTRATION AGREEMENT DATED SEPTEMBER 1, 2005

         THIS AMENDMENT TO AMENDED AND RESTATED ADMINISTRATION AGREEMENT (this "AMENDMENT") is entered into as of the 1st day of September, 2005 by and between The Advisors Inner Circle Fund, a Massachusetts business trust (the "TRUST"), on behald of HGK Equity Value Fund (the "FUND"), and SEI Global Funds Services a Delaware business trust ("SEI GFS").

         WHEREAS, the Trust and SEI GFS entered into an Amended and Restated Administration Agreement, dated as of the 12th day of November, 2002 (the "AGREEMENT"); and

         WHEREAS, the Trust on behalf of the Fund, and SEI GFS desire to amend the Agreement as provided herein.

         NOW THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein, the parties hereto intending to be legally bound agree as follows:

     1. ADDITION OF NEW SCHEDULE TO THE AGREEMENT. Pursuant to Article 4 of the Agreement, a new Schedule is added to the Agreement as set forth in Attachment 1 to this Amendment.

     2. RATIFICATION OF AGREEMENT. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement shall continue in full force and effect.

     3. COUNTERPARTS. This Amendment shall become binding when any one or more counterparts hereof individually or taken together, shall bear the original or facsimile signature of each of the parties hereto. This Amendment may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

     4. GOVERNING LAW. This Amendment shall be construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to the conflict of law provisions thereof.

     5. BINDING EFFECT. This Amendment shall be binding upon, and shall inure to the benefit of the Trust, the Fund, SEI GFS and their respective permitted successors and assigns.

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         IN WITNESS WHEREOF, the parties hereto have executed this Amendment by their duly authorized representatives as of the day and year first above written.


         THE ADVISORS' INNER CIRCLE FUND,
         ON BEHALF OF HGK EQUITY VALUE FUND

         BY: /S/ JAMES NDIAYE
             -------------------------------------------------
                  Name: James Ndiaye
                  Title:  Vice President


         SEI GLOBAL FUNDS SERVICES

         BY: /S/ STEPHEN G. MEYER
             -------------------------------------------------
                  Name: Stephen G. Meyer
                  Title: Executive Vice President

         AGREED TO AND ACCEPTED BY:
         HGK EQUITY VALUE FUND

         BY: /S/ ARTHUR COIA
             -------------------------------------------------
                  Name: A. Coia
                  Title: President, HGK

                                  ATTACHMENT 1

                              HGK EQUITY VALUE FUND

                                   SCHEDULE TO
                  AMENDED AND RESTATED ADMINISTRATION AGREEMENT
                          DATED AS OF NOVEMBER 12, 2002
                                     BETWEEN
                        THE ADVISORS' INNER CIRCLE FUND,
                       ON BEHALF OF HGK EQUITY VALUE FUND,
                                       AND
                      SEI INVESTMENTS MUTUAL FUNDS SERVICES

FUND(S):                   HGK Equity Value Fund

FEES: The following fees are due and payable monthly to SEI GFS pursuant to Article 4 of the Agreement. The Fund will be charged the greater of its Asset Based Fee or its Annual Minimum Fee, in each case calculated in the manner set forth below

ASSET BASED FEE:           0.18% on the first $250,000,000 in assets; 0.14% on
                           the next $250,000,000 in assets; and 0.10 for all assets greater than $500,000,000

                           The Asset Based Fee shall be calculated based on the aggregate average daily net assets of the Fund during the period.

ANNUAL MINIMUM FEE:        The Annual Minimum Fee shall be $125,000 per
                           portfolio. As of the date hereof, the Fund consists of one portfolio, the HGK Equity Value Portfolio (the
                           "Portfolio"). In addition, the Annual Minimum Fee shall be increased by $15,000 for each additional class established after the date hereof.

TERM: The contract will commence on September 1, 2005, and shall remain in effect with respect to the Portfolio for five years (the "Initial Term"). This Agreement shall continue in effect for successive periods of 1 year after the Initial Term, unless terminated by any party on not less than 90 days prior written notice to the other parties. Notwithstanding the preceding termination clause, in the event of a change in control by HGK Asset Management, Inc. by sale of substantially all of the assets of the Portfolio to a third party, the Portfolio will continue to pay SEI GFS all sums in accordance with the terms set forth in this Schedule for a three month period commencing with the closing date of the sale. In the event of a material breach of this Agreement by either party, the non-breaching party shall notify the breaching party in writing of such breach and upon receipt of such notice, the breaching party shall have 45 days to remedy the breach or the non-breaching party may immediately terminate this Agreement.